QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.2

SUPPLEMENTAL
STOCKHOLDERS'
AGREEMENT

by and among

Cirmatica Gaming, S.A.,
a Spanish corporation,

Scientific Games Corporation,
a Delaware corporation
and
Such Persons as may become a party hereto from time to time.

Dated: June 26, 2002

SUPPLEMENTAL STOCKHOLDERS' AGREEMENT

        This SUPPLEMENTAL STOCKHOLDERS' AGREEMENT, dated as of June 26, 2002 (this "Agreement"), by and among Scientific Games Corporation, a Delaware corporation (the "Company"), Cirmatica Gaming, S.A., a company organized under the laws of Spain ("Cirmatica"), and such other parties that may become a party hereto after the date hereof.

RECITALS

        A.    The Company and Cirmatica are each a party to that certain Stockholders' Agreement dated September 6, 2000 (the "2000 Stockholders' Agreement").

        B.    In connection with an increase in the share capital of the Company, the Company and Cirmatica desire to enter into this Agreement (i) to supplement the ownership thresholds contained in the 2000 Stockholders' Agreement with respect to the rights of the stockholders a party to such agreement to designate and have elected and appointed directors to the Board and (ii) to provide for certain restrictions in the transferability of Series B Preferred Stock (as hereinafter defined) that the Company has issued concurrently with the execution and delivery of this Amendment to the holders of the Preferred Stock.

        NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1.    Certain Definitions. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

        "Affiliate" means, with respect to any Person or entity (the "referent Person"), any Person or entity that controls the referent Person, any Person or entity that the referent Person controls, or any Person or entity that is under common control with the referent Person. For purposes of the preceding sentence, the term "control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a Person or entity through voting securities, by contract or otherwise.

        "Agreement" means this Supplemental Stockholders' Agreement, as the same may be modified, supplemented or amended from time to time in accordance with its terms.

        "Board" has the meaning set forth in Section 3(a) hereof.

        "Cirmatica" has the meaning set forth in the preamble to this Agreement.

        "Common Stock" means the Class A common stock, par value $0.01 per share, of the Company.

        "Company" has the meaning set forth in the preamble to this Agreement.

        "Holders" means Cirmatica and any Person that becomes a party to this Agreement pursuant to Section 6 hereof.

        "Person" means an individual, corporation, partnership, limited liability company, association, trust and any other entity or organization.

        "Regulatory Approval" means all regulatory approvals and findings of suitability or qualification, including any approvals or findings by state governing commissions and gaming regulators, or temporary permits or authorizations, or, if applicable, the expiration of any notice periods with respect thereto, that are necessary for the Holders to own and continue to hold and vote the Series A Preferred Stock, Series B Preferred Stock, Common Stock issuable or issued upon conversion of the Series A Preferred Stock, or any other shares of capital stock of the Company issued as (or issuable upon the conversion of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such issued or issuable shares of Common Stock and elect or designate for election at least four (or seven, if applicable) directors to the Board.

        "Series A Certificate of Designations" means the Certificate of Designations of the Company relating to the Series A Preferred Stock.

        "Series A Preferred Stock" means the Series A Convertible Preferred Stock, par value $1.00 per share, of the Company.

        "Series B Certificate of Designations" means the Certificate of Designations of the Company relating to the Series B Preferred Stock.

        "Series B Preferred Stock" means the Series B Preferred Stock, par value $1.00 per share, of the Company.

        "2000 Stockholders' Agreement" has the meaning set forth in the Recitals to this Agreement.

        2.    Effect of Agreement. This Agreement is intended to provide additional rights to the parties hereto in addition to any rights such parties may have pursuant to the 2000 Stockholders' Agreement. This Agreement is intended to be consistent with the 2000 Stockholders' Agreement, and nothing contained in this Agreement shall be interpreted to amend, supersede or rescind the 2000 Stockholders' Agreement or any term or provision thereof.

        3.    Board of Directors.

        (a)  The Holders and the Company acknowledge that, pursuant to the Series B Certificate of Designations, the Holders holding Series B Preferred Stock shall be entitled to collectively elect one (1) director of the Company upon substantially the same terms, and under the same circumstances, as set forth below. To preserve the rights of the Holders to have their representatives on the Board in the event that any or all of the shares of Series B Preferred Stock are redeemed upon the conversion of the corresponding Series A Preferred Stock into Common Stock, the Holders and the Company agree to the following provisions relating to the Board. Subject to the Series A Certificate of Designations, the Series B Certificate of Designations, Section 4(b)(ii) of the 2000 Stockholders' Agreement and Section 3(b) of this Agreement, the Board of Directors of the Company (the "Board") shall consist of ten (10) directors, and the Holders shall have the right to designate and have elected and appointed:

          (i)    one (1) director for so long as the Stockholders (as defined in the 2000 Stockholders' Agreement) beneficially own in the aggregate shares of Common Stock plus shares of Series A Preferred Stock having the right to convert into a number of shares of Common Stock that (x) equals or exceeds twenty-two and one-half percent (22 1/2%) of the sum of (i) the number of shares of Common Stock outstanding plus (ii) the number of shares of Common Stock into which or for which all outstanding securities of the Company convertible into or exercisable or exchangeable for Common Stock (including, without limitation, the Series A Preferred Stock) may be converted, exercised or exchanged (such sum, the "Fully Diluted Equity") and (y) is less than twenty-five percent (25%) of the Fully Diluted Equity; or

          (ii)  one (1) director for so long as the Stockholders (as defined in the 2000 Stockholders' Agreement) beneficially own in the aggregate shares of Common Stock plus shares of Series A Preferred Stock having the right to convert into a number of shares of Common Stock that (x) equals or exceeds seventeen and one-half percent (17 1/2%) of the Fully Diluted Equity and (y) is less than twenty percent (20%) of the Fully Diluted Equity;

provided, however, that if the Company shall have failed to comply with any provision of Section 3(a) of this Agreement, then for as long as such failure continues, the number of directors on the Board shall be increased to a number that is equal to three (3) more than the then current number of directors, and the Holders shall have a right to designate and have elected and appointed immediately by the Board by resolution or, if specified by the Holders, at the next annual meeting of the stockholders or at any special meeting, three (3) additional directors to the Board, regardless of the number of shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock then held by the Holders;

provided, however, that such voting rights with respect to three additional directors shall not vest if voting rights with respect to three additional directors shall have vested in the Stockholders (as defined in the 2000 Stockholders' Agreement) pursuant to Section 4(b) of the 2000 Stockholders' Agreement, and in no event shall the number of directors be increased by more than three additional directors in the aggregate pursuant to this Agreement and the 2000 Stockholders' Agreement.

        (b)  Whenever such voting rights with respect to three additional directors pursuant to Section 3(a) shall have vested, such rights may be exercised by written consent of the Holders then holding a majority of the outstanding shares of Common Stock and shares of Common Stock that would be issued upon the conversion of the Series A Preferred Stock then held by the Holders or at a special meeting of the Holders, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors. Such right of the Holders to designate three additional directors may be exercised until the Company has cured any such failure, at which time the right of the Holders to elect such number of directors shall cease, the term of such three additional directors previously elected pursuant to Section 3(a) shall thereupon terminate, and the authorized number of directors shall thereupon return to the number of authorized directors otherwise in effect, but subject always to the same provisions for the renewal and divestment of such special voting rights as provided in Section 3(a).

        (c)  At any time when such voting rights with respect to the designation of three additional directors shall have vested in the Holders pursuant to Section 3(a) and if such right shall not already have been initially exercised by written consent or otherwise, a proper officer of the Company shall, upon the written request of any Holder, addressed to the Secretary of the Company, call a special meeting of Holders. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Company or if none at a place designated by the Secretary of the Company. If such meeting shall not be called by the proper officers of the Company within thirty (30) days after the personal service of such written request upon the Secretary of the Company, or within thirty (30) days after mailing the same, within the United States, by registered mail, addressed to the Secretary of the Company at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the Holders of record of ten percent (10%) of the outstanding shares of Common Stock and shares of Common Stock that would be issued upon conversion of the Series A Preferred Stock then held by all Holders may designate in writing a Holder to call such meeting at the expense of the Company, and such meeting may be called by such Person so designated upon the notice required for annual meeting of stockholders and shall be held at the place for holding annual meetings of the Company or, if none, at a place designated by such Holder. Any Holder that would be entitled to vote at such meeting shall have access to the stock books of the Company for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this Section 3(a). Notwithstanding the provisions of this Section 3(a), no such special meeting shall be called if any such request is received less than 90 days before the date fixed for the next ensuing annual or special meeting of stockholders.

        (d)  If a director so elected by the Holders shall cease to serve as a director for any reason before his or her term expires (other than in the event that the Holders are no longer entitled to designate such a director pursuant to the terms of this Agreement), or shall not receive or retain Regulatory Approval for service as a director, the Holders may by written consent or at a special meeting of the Holders called as provided above, elect a successor to hold office for the unexpired term of the director whose place shall be vacant.

        (e)  The Company shall at all times exercise all authority under applicable law and use its best efforts to cause the directors designated by the Holders for election to the Board to be nominated as Board members by the nominating committee of the Company as provided below or otherwise. The Company shall, if necessary to permit the Holders' designees to be elected to the Board, (i) cause the

Holders' designees to be included in the slate of designees recommended by the Board to the Company's stockholders for election as directors at each annual meeting of the stockholders of the Company (or at any special meeting held for the election of directors) and (ii) use its best efforts to cause the election of the Holders' designees at such annual or special meeting, including soliciting proxies in favor of the election of such Persons.

        4.    Restrictions on Transferability.

        (a)  Except as provided in Section 4(b), a Holder may not transfer shares of Series B Preferred Stock.

        (b)  A Holder may transfer shares of Series B Preferred Stock only upon such Holder's concurrent transfer, to the same transferee, of shares of Series A Preferred Stock and only if such Holder concurrently transfers to such transferee of Series A Preferred Stock that number of shares of Series B Preferred Stock equal to the product of (y) the total number of shares of Series B Preferred Stock owned by such Holder immediately prior to such transfer and (z) a fraction, the numerator of which is the number of shares of Series A Preferred Stock such Holder is then transferring to such transferee and the denominator of which is the total number of shares of Series A Preferred Stock owned by such Holder immediately prior to such transfer.

        (c)  If a Holder transfers any shares of Series A Preferred Stock, such Holder shall also concurrently transfer to the transferee of such Series A Preferred Stock that number of shares of Series B Preferred Stock equal to the product of (y) the total number of shares of Series B Preferred Stock owned by such Holder immediately prior to such transfer and (z) a fraction, the numerator of which is the number of shares of Series A Preferred Stock such Holder is then transferring to such transferee and the denominator of which is the total number of shares of Series A Preferred Stock owned by such Holder immediately prior to such transfer.

        (d)  Any transfer or attempted transfer of Series B Preferred Stock not made in accordance with this Section 4 shall be voidable by the Company, and the Company shall not be obligated to treat the transferee as a holder of the shares of the Series B Preferred Stock subject to such purported transfer and shall not record such purported transfer on its books, and the transferee shall have no rights as a holder of Series B Preferred Stock under the Series B Certificate of Designations, this Agreement or otherwise. If a Holder purports to transfer shares of Series B Preferred Stock in violation of this Section 4, such Holder thereby forfeits its voting rights as a holder of Series B Preferred Stock provided by Section 6 of the Series B Certificate of Designations and by this Agreement with respect to the number of shares of Series B Preferred Stock purported to be transferred until such time, if any, as such Holder shall have fully rescinded such purported transfer. If a Holder fails to transfer shares of Series B Preferred Stock in violation of this Section 4, such Holder thereby forfeits its voting rights as a holder of Series B Preferred Stock provided by Section 6 of the Series B Certificate of Designations and by this Agreement with respect to the number of shares of Series B Preferred Stock that such Holder has so failed to transfer until such time, if any, as (y) such Holder shall have fully rescinded the transfer of the shares of Series A Preferred Stock requiring the transfer of shares of Series B Preferred Stock that was not effected, or (z) such Holder transfers the shares of Series B Preferred Stock in accordance with this Section 7(b) required to be so transferred.

        5.    Tax Matters. The Company and each Holder acknowledge and agree that it is intended that the Series B Preferred Stock not constitute "preferred stock" within the meaning of Section 305 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, and neither the Company nor the Holders shall treat the Series B Preferred Stock as such.

        6.    Binding Effect; Successor and Assigns; Joinder.

        (a)  The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and, assigns. Subject to the restrictions set forth in Section 4 hereof, each of the Holders may transfer or assign, in whole or in part, any of its rights and obligations hereunder to any Person; provided that such transferee executes and delivers a counterpart copy of this Agreement to the Company and each of the Holders thereby agreeing to be bound by the terms and provisions set forth herein.

        (b)  Any Person who is or becomes a holder of Series A Preferred Stock may agree to become and shall be deemed a party to this Agreement upon the execution of a joinder agreement, upon the execution of which such holder of Series A Preferred Stock shall have all rights, and shall observe all the obligations, applicable to a Holder as set forth in this Agreement; provided that if such Person is a party to that certain Voting Agreement, dated September 6, 2000 (the "Voting Agreement"), upon such Person becoming a party hereto, such Person shall be deemed to have amended Section 2(a) of the Voting Agreement so that reference to the right of Cirmatica to designate the persons who will serve as the director designees of the Holders pursuant to the 2000 Stockholder's Agreement and the Series A Certificate of Designations shall also confer such rights to Cirmatica with respect to the right to designate the persons who will serve as the director designees of the Holders pursuant to the Series B Certificate of Designations and this Agreement. Accordingly, the definition of Holders shall include reference to such joining party.

        7.    Amendment.

        This Agreement may be amended only by a written instrument signed by the parties hereto.

        8.    Applicable Law.

        The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement.

        9.    Notices.

        All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received, if personally delivered; when transmitted, if transmitted by telecopy, upon receipt of telephonic or electronic confirmation; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

  (a)
  If to the Company, addressed to:

  Scientific Games Corporation
  750 Lexington Avenue
  25th Floor
  New York, NY 10022
  Attn: Secretary and General Counsel
  Telecopy: (212) 754-2372

  with a copy to:

  Kramer Levin Naftalis & Frankel LLP
  919 Third Avenue
  New York, NY 10022
  Attn: Peter Smith, Esq.
  Telecopy: (212) 715-8000

  (b)
  If to Cirmatica, addressed to:

  Cirmatica Gaming, S.A.
  Rambla De Catalunya 16, 4o, 2a
  Barcelona, Spain
  Attention: Antonio Pisanelli
  Telecopy: (01139) 02 621 3241

  With a copy to:

  Lottomatica S.p.A.
  via di Porta Latina, 8
  00179 Rome, Italy
  Attention: Rosario Bifulco
  Telecopy: (01139) 0670453122

  Latham & Watkins
  99 Bishopsgate
  London EC2M 3XF
  Attention: Michael S. Immordino, Esq.
  Richard Trobman, Esq.
  Telecopy: (01144) 2073744460

or at such other address as the party shall have specified by notice in writing to the other parties in accordance with this Section 9.

        10.  Representations and Warranties.

        The Company represents and warrants to Cirmatica that (a) the Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, (b) the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company, (c) this Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws and equitable principles now or hereafter in effect and affecting the rights and remedies of creditors generally, and (d) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate, conflict with or result in a default or a breach under the Company's organizational documents or any agreement, contract instrument or other arrangement to which the Company is bound or to which its securities is subject.

        11.  Headings.

        The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

        12.  Entire Agreement.

        This Agreement, the Series B Certificate of Designations, the 2000 Stockholders' Agreement and the Series A Certificate of Designations constitute the entire agreement among the parties with respect to the subject matter hereof and thereof. This Agreement and the Series B Certificate of Designations, the 2000 Stockholders' Agreement and the Series A Certificate of Designations supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof and thereof. This Agreement and the Series B Certificate of Designations, the 2000 Stockholders' Agreement and the Series A Certificate of Designations is not intended to confer upon any Person other than the parties hereto and thereto and their respective permitted assigns any rights or remedies hereunder or thereunder, except as expressly provided herein and therein. If it becomes necessary or appropriate to execute and deliver a separate or additional instrument(s) in order to carry out the purposes and intent of this Agreement, the Company and each Holder agree to execute and deliver such further instrument(s) and to perform any additional acts as may be necessary or appropriate in order to carry out the intent of the parties.

        13.  Severability.

        The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder will be enforceable to the fullest extent permitted by law.

        14.  Counterparts.

        This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15.  Remedies.

        The parties hereby acknowledge and agree that money damages would not be adequate compensation for the damages that a party would suffer by reason of a breach of this Agreement or a failure of any other party to perform any of its obligations under this Agreement. Therefore, each party hereto agrees that in addition to and without limiting any other remedy or right it may have, the non-breaching part will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

(Signature page follows.)

        IN WITNESS WHEREOF, the parties have executed this Supplemental Stockholders' Agreement as of the date first above written.

CIRMATICA GAMING, S.A.
By:	Name: Title:
SCIENTIFIC GAMES CORPORATION
By:	Name: Title:

QuickLinks

  Exhibit 4.2
SUPPLEMENTAL STOCKHOLDERS' AGREEMENT
SUPPLEMENTAL STOCKHOLDERS' AGREEMENT
RECITALS